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                                                                    EXHIBIT 99.2

FRIDAY JANUARY 5, 5:49 PM EASTERN TIME

PRESS RELEASE

                LIFEPOINT HOSPITALS, INC. ANNOUNCES GRAND OPENING
              OF BLUEGRASS COMMUNITY HOSPITAL, VERSAILLES, KENTUCKY


25-BED CRITICAL ACCESS HOSPITAL OPENED ON JANUARY 2, 2001

BRENTWOOD, Tenn.--(BW HealthWire)--Jan. 5, 2001--LifePoint Hospitals, Inc. (NASDAQ:LPNT - news) announces the grand opening of Bluegrass Community Hospital, a 25-bed critical access hospital located in Versailles, Kentucky. The hospital will operate under a two-year master lease agreement with renewal options. The hospital opened to the public on January 2, 2001.

"The opening of Bluegrass Community Hospital represents a major cooperative effort, with numerous community leaders, government officials, and local physicians who approached us about returning hospital services to Woodford and surrounding counties," said Kathy Scott, Hospital Administrator. "The community support has been overwhelming."

Jim Fleetwood, Chairman and CEO of LifePoint, said, "The hospital is a strategic fit with our nearby Georgetown and Paris, Kentucky, facilities. We feel the operational synergies created between these facilities will further enhance the quality of health care available in the community."

LifePoint Hospitals, Inc. owns and operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 professionals.

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Contact:

         LifePoint Hospitals Inc., Brentwood
         Ken Donahey, 615/372-8533
         www.lifepointhospitals.com